Dated April 10, 2025

ARDIAN ACCESS LLC

and

ARDIAN US LLC

INVESTMENT MANAGEMENT AGREEMENT

CONFIDENTIAL

This Investment Management Agreement (the “Agreement”) made the 10th day of April 2025 between:

(1)	Ardian Access LLC, a Delaware limited liability company (the “Fund”), and any wholly-owned and controlled subsidiary of the Fund from time to time (each, a “Subsidiary”); and

(2)	Ardian US LLC, a Delaware limited liability company (the “Investment Manager”)

(each a “Party” and jointly the “Parties”).

Whereas:

(A)

The Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and each Subsidiary is a wholly-owned and controlled subsidiary of the Fund.

(B)	The Investment Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

(C)	The Fund wishes the Investment Manager to be the investment manager of the Fund and the Investment Manager has agreed to do so on the terms and conditions set out herein.

It is agreed and declared as follows:

1.	Interpretation

1.1

In this Agreement the following words and expressions shall, where not inconsistent with the context, have the following meanings respectively. Capitalized terms used and not defined herein have the meanings ascribed to them in the Registration Statement.

“1940 Act” has the meaning ascribed to it in the preamble;

“Advisers Act” has the meaning ascribed to it in the preamble;

“Board” means the Board of Directors of the Fund;

“Commission” has the meaning ascribed to it in the preamble;

“Fund” has the meaning ascribed to it in the preamble;

“Investment Objective” means the investment objective of the Fund described in the Registration Statement;

“Investments” means all securities and other investments made by the Fund from time to time, including cash and cash equivalents;

“Management Fee” has the meaning ascribed to it in Clause 6.1;

“Person” means any individual or entity, including any corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association or governmental body;

“Registration Statement” means the Fund’s effective registration statement on Form N-2, as amended and restated from time to time, including any supplements thereto.

“Services” has the meaning given in Clause 4.7;

1.2	Any reference to the Fund or the Investment Manager herein shall be deemed to include a reference to its or their duly authorized agents or delegates.

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1.3	References to Clauses are to Clauses of this Agreement and references to a Schedule are to a schedule of this Agreement, if any.

1.4	The headings to the Clauses of this Agreement are for convenience only and shall not affect the construction or interpretation thereof.

1.5	Unless the context otherwise requires, words imparting the singular shall include the plural and vice versa and references to natural persons shall include bodies corporate.

1.6

Except to the extent the Fund and the Investment Manager otherwise agree, references herein to the Fund include references to a Subsidiary in respect of the rights and obligations and all other terms set forth in this Agreement, as and to the extent applicable.

2.	Appointment of the Investment Manager

2.1

The Fund hereby appoints the Investment Manager to provide the Fund and each Subsidiary with management services and to carry out all of the functions and have such powers as are provided in this Agreement, subject to the overall supervision of the Board, and the Investment Manager hereby accepts such appointment and agrees to do so, in each case, on the terms and conditions set out in this Agreement. References below to the “Fund” shall mean the Fund and each Subsidiary, unless otherwise noted.

3.	Regulatory Status

At the date of signing this Agreement, the Investment Manager is registered with the Commission as an investment adviser under the Advisers Act.

4.	Functions, Powers and Obligations of the Investment Manager

4.1

The Investment Manager shall furnish continuously an investment program for the Fund, which functions include notably: (i) the management on a discretionary basis (subject to the overall supervision and review of the Board) of the making, holding and realization of the Investments in compliance with (A) the Fund’s investment program and fundamental and non-fundamental policies as set forth in the Registration Statement, (B) the provisions of the 1940 Act, the Advisers Act and the Internal Revenue Code of 1986, as amended, and in each case any rules and regulations thereunder, each as modified by applicable exemptive orders and no action letters, (C) any other applicable provisions of state or federal law, (D) the provisions of the governing documents of the Fund, as amended from time to time, and (E) all policies and determinations of the Board; (ii) risk management functions; (iii) determining (subject to the overall supervision and review of the Board) what portion, if any, of the assets of the Fund will be held in cash or cash equivalents; and (iv) continuously review, supervise, and administer the investment program of the Fund.

4.2

The Fund constitutes and appoints the Investment Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings on behalf of the Fund as the Investment Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling, and redeeming its assets and placing orders for such purchases and sales.

4.3	Without limiting the generality of the foregoing in Clauses 4.1 and 4.2, the Investment Manager shall have full power and authority to:

4.3.1

identify and originate potential Investments; conduct due diligence, analysis, and evaluation thereof; negotiate the terms of potential Investments; enter into Investments; monitor and manage Investments; dispose in whole or in part of all Investments; in each case, for the account of the Fund;

4.3.2

cause the Fund to purchase or sell any asset, enter into any other investment-related transaction, including borrowing money, lending securities, and selecting brokers and dealers for execution of portfolio transactions;

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4.3.3	cause the Fund to invest in or enter into futures, options, contracts for differences and other derivative contracts and/or instruments to the extent consistent with the Registration Statement;

4.3.4

cause the Fund to give any guarantee, warranty and indemnity in connection with the acquisition, sale, exchange or other disposal of Investments and any other investments or create security interests in respect of Investments (including without limitation the Investments);

4.3.5	bring or defend, pay, collect, compromise, arbitrate, resort to legal action, settle or otherwise adjust claims or demands of or against the Fund or that relates to any of the Investments;

4.3.6

apply to relevant authorities (x) for any necessary exchange control approvals in relation to Investments, (y) for all confirmation or consents relating to the taxation status of the Fund (including, if applicable and without limitation, U.S. Internal Revenue Service Form 8832 or any successor form) in compliance with the Limited Liability Company Agreement of the Fund (the “Limited Liability Company Agreement”), and (z) for all payments which may be due to the Fund from time to time, and in connection therewith to disclose to any such relevant authorities such information regarding the Fund and its affairs as may be required;

4.3.7

open, maintain and close accounts with brokers, dealers, banks, currency dealers and others, including the Investment Manager and its affiliates, and issue all instructions and authorizations to entities regarding the purchase and sale or entering into, as the case may be, of securities, certificates of deposit, bankers acceptances, agreements for the borrowing and lending of portfolio securities and other assets, instruments and investments for the purpose of seeking to achieve the Fund’s purposes;

4.3.8	open, maintain and close bank accounts and custodian accounts for and in the name of the Fund and to draw cheques and other orders for the payment of monies;

4.3.9

possess, lend, transfer, mortgage, pledge or otherwise deal in, and secure the payment of obligations of the Fund by mortgage upon, or hypothecation or pledge of, all or part of the property of the Fund, whether at the time owned or thereafter acquired, or participate in arrangements with creditors, institute and settle or compromise suits and administrative proceedings and other similar matters;

4.3.10

borrow or raise monies and issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness;

4.3.11

employ, retain, or otherwise secure or enter into contracts, agreements and other undertakings with persons in connection with the management and operation of the Fund’s business, including, without limitation, any employees, independent agents, attorneys, accountants, consultants, paying and collecting agents, custodians and financial and other professional advisers, and including, without limitation, contracts, agreements or other undertakings and transactions with any Member and/or any Person controlling, under common control with or controlled by any Member, all on such terms and for such consideration as the Investment Manager deems necessary or advisable;

4.3.12	take any and all action which is permitted under applicable law and which is customary or reasonably related to the business of the Fund;

4.3.13	cause the Fund to pay for items, including but not limited to organizational expenses and other expenses of the Fund in accordance with the Limited Liability Company Agreement; and

4.3.14	undertake to do anything incidental to the foregoing and anything set forth in Clauses 4.1 and 4.2 to facilitate the performance of its obligations hereunder.

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4.4

Subject to revocation at the discretion of the Board, Investment Manager shall have responsibility for voting proxies, shareholder/member/partner votes and consents for entities that do not involve proxies, or otherwise exercising shareholder/member/partner rights, in each case, relating to the Fund’s portfolio securities pursuant to written proxy or other voting policies and procedures established by the Investment Manager.

4.5

The Investment Manager shall provide advice and recommendations to the Board, and perform such review and oversight functions as the Board may reasonably request, as to the continuing appropriateness of the Investment Objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund. If requested by the Board, the Investment Manager shall serve as the Fund’s “valuation designee” under Rule 2a-5 under the 1940 Act. Upon request of the Board, the Investment Manager will provide representatives of the Investment Manager to attend meetings of the Board to report on the Investment Manager’s performance of its functions under this Agreement and other matters related to the Fund.

4.6

The Investment Manager shall keep such books, records, statements and systems as may be necessary to give a complete record of all actions taken or functions performed by the Investment Manager on behalf of the Fund (and shall retain such records for a period of at least as long as that required by the 1940 Act and the Investment Advisers Act for such records) and shall permit the Fund and the auditors of the Fund and their employees and authorized agents upon prior reasonable written notice to inspect and have access to any books, records, statements and systems relating to the Fund which are in the possession or control of the Investment Manager at all reasonable times, provided that persons given access to such books, records, statements and systems may be subject to reasonable agreements to keep such information confidential.

4.7

The Investment Manager shall, at its own expense, provide representatives of the Investment Manager to serve as officers of the Fund as the Board may request. The Investment Manager and the Board may from time to time agree that the expense of certain officers of the Fund who may also be employees of the Investment Manager, including without limitation the Chief Compliance Officer of the Fund, will be borne in part by the Fund and in part by the Investment Manager or entirely by the Fund.

4.8	The Investment Manager hereby accepts such appointment and agrees to assume the above obligations (the “Services”) from the date of this Agreement upon the terms contained herein.

4.8.1

The Investment Manager agrees to perform the Services in accordance with the Investment Objective, investment restrictions and other policies and restrictions of the Fund as set out in the Registration Statement.

4.8.2	The Investment Manager gives no warranty as to the investment performance or profitability of the Investments or that the Investment Objective will be successfully achieved.

4.9	In performing its powers and authorities described in this Section 4, the Investment Manager shall:

4.9.1

take such actions as may be necessary or desirable for the purpose of implementing the provisions of this Agreement and performing the duties of the Investment Manager pursuant to the terms of this Agreement (including, without limitation, the purchase of insurance in respect of liabilities and hazards connected with the affairs of the Fund and its assets);

4.9.2

take such actions as may be necessary or desirable in the State of Delaware or any other jurisdiction in which the Fund carries on business to establish or preserve the limited liability of the Members of the Fund;

4.9.3	have due regard to and act in accordance with and do all or any other acts as are required of it by this Agreement;

4.9.4	act in good faith and in the best interests of the Fund; and

4.9.5

without prejudice to the Fund’s market strategy and investment objectives, have consideration to the impact of environmental, social and corporate governance issues for the Investments, notably in light of the United Nations’ Principles for Responsible Investment.

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5.	Duties of the Fund.

The Fund shall provide the Investment Manager with the following information about the Fund:

5.1.1	cash flow estimates on request;

5.1.2	notice of the Fund’s assets available for investment by 9:00 a.m. each business day; and

5.1.3	as they are modified, from time to time, current versions of the Registration Statement and other Fund documents and policies referred to herein.

6.	Fees of the Investment Manager

6.1

In consideration of the services to be performed by the Investment Manager hereunder, the Investment Manager shall be entitled to receive from the Fund (and for the avoidance of doubt, not from any Subsidiary) by transfer to an account designated by the Investment Manager, a management fee measured as of the end of each month at the annual rate of 1.50% of the Fund’s net asset value (including, for the avoidance of doubt, assets held in a Subsidiary) as of the last day of such month (the “Management Fee”). “Net asset value” means the total value of all assets of the Fund (including, for the avoidance of doubt, assets held in a Subsidiary), less an amount equal to all accrued debts, liabilities and obligations of the Fund (including those of any Subsidiary); provided that, for purposes of determining the Management Fee payable to the Investment Manager for any month, the net asset value is calculated after any subscriptions but prior to any repurchases occurring in that month and prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Management Fee payable to the Investment Manager for that month. The Management Fee will be computed as of the last day of each month, and will be due and payable in arrears within 30 days after the end of the month. To the extent the Investment Manager receives advisory fees from a Subsidiary, the Investment Manager will not receive compensation from the Fund in respect of the assets of the Fund that are invested in such Subsidiary.

6.2

The Investment Manager may agree to waive its management fee from time to time either voluntarily or contractually subject to a separate agreement. Such separate agreement may permit the Investment Manager to recoup such amounts waived pursuant to the terms of the separate agreement.

6.3

The Investment Manager and the Fund may agree that a Subsidiary be managed pursuant to a separate agreement, in which case the assets of such Subsidiary will not be considered for purposes of this Section 6 except as the Fund and the Investment Manager otherwise agree.

7.	Expenses

7.1

Other than as specifically indicated in this Management Agreement, the Investment Manager shall not be required to pay any expenses of the Fund. The Investment Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Investment Manager. The Investment Manager may from time to time agree not to impose all or a portion of its Management Fee otherwise payable under this Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Manager. Unless otherwise agreed, any Management Fee reduction or undertaking may be discontinued or modified by the Investment Manager at any time.

7.2

Any organizational expenses and other expenses of the Fund properly incurred and actually paid by the Investment Manager on behalf of the Fund shall be reimbursed to the Investment Manager by the Fund.

7.3

The Fund will bear (and nothing in this Agreement shall require the Investment Manager to bear, or to reimburse the Fund for) all expenses and costs listed on Schedule A. Nothing in Schedule A or this Clause 7.3 shall limit the generality of the first sentence of Clause 7.1 of this Agreement. The Investment Manager shall be entitled to reimbursement from the Fund for any of the above expenses that the Investment Manager pays on behalf of the Fund.

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7.4

The Investment Manager may from time to time agree to reimburse expenses borne by the Fund pursuant to this Agreement either voluntarily or contractually subject to a separate agreement. Such separate agreement may permit the Investment Manager to recoup such amounts reimbursed pursuant to the terms of the separate agreement.

8.	Services of the Investment Manager not to be Exclusive

8.1

The services of the Investment Manager to the Fund hereunder are not to be deemed exclusive and the Investment Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby and to retain for its own use and benefit all fees or other moneys payable thereby, and the Investment Manager shall not be deemed to be affected with notice of or to be under any duty to disclose to the Fund any fact or thing which comes to the notice of the Investment Manager or any servant or agent or personnel of the Investment Manager in the course of the Investment Manager rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties hereunder.

8.2

To the fullest extent permitted by applicable laws, in connection with its activities hereunder, the Investment Manager shall have no duty hereunder (i) to ascertain whether any partner, member, director, officer or employee of the Investment Manager possesses any information which has not been publicly disclosed and which, if generally known, might have significant impact on any decision whether to acquire, retain or dispose of or otherwise deal with any property in connection with this Agreement or (ii) to take into account any such information in making a decision as to the sale or purchase of any Investments.

8.3

The Fund acknowledges that the Investment Manager is or may be investment manager or investment adviser to one or more other funds, as well as other portfolios of assets and hereby accepts and agrees that the Investment Manager shall be entitled to consider the interests of those other funds and not just those of the Fund alone in making any investment decisions or otherwise in the performance of its duties as Investment Manager to the Fund, consistent at all times with applicable laws.

9.	Delegation and Assignment; Employees And Agents

9.1	This Agreement shall terminate automatically upon its “assignment,” as that term is defined in the 1940 Act.

9.2

The Investment Manager shall be free, in the performance of its duties and in the exercise of any powers vested in it hereunder, to act by way of officers or employees to perform, or assist in performing, any of the services required to be performed hereunder. The Investment Manager may, with respect to legal and accounting matters, act or rely upon the reasonable opinion or advice of, or any information obtained from, any reputable law firm (with respect to legal matters) or accounting firm (with respect to accounting matters), and the Investment Manager shall not be liable for any action taken or thing done in accordance with this Agreement in good faith conformity or reliance on such opinion or advice. The Investment Manager may, at its own expense, make use of personnel and resources of its affiliates, including affiliates based outside the United States, to perform its duties under this Agreement, subject to oversight by the Investment Manager and other conditions applicable to such “participating affiliate” arrangements under applicable law, including applicable SEC no-action letters.

10.	Conflicts of Interest

10.1

It is understood that (i) officers, directors, partners, members, shareholders, agents, delegates, employees, nominees and investors of the Fund or an Investment or their affiliates are or may be interested in the Investment Manager as officers, directors, partners, members, shareholders, agents, delegates, employees, nominees, investors or otherwise; (ii) that officers, directors, partners, members, shareholders, agents, delegates, employees, nominees and investors of the Investment Manager or its affiliates are or may be interested in the Fund or any Investment as officers, directors, partners, members, shareholders, agents, delegates, employees nominees, investors or otherwise; and (iii) that the Investment Manager or its affiliates are or may be interested in the Fund or any Investment as an investor or otherwise, and it is hereby acknowledged that no person so interested shall be liable to account for any profits or benefits to the other party or any other persons by reason solely of such interest, which will not necessarily be separately disclosed at the time when particular advice is given except where required by applicable law.

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11.	Exclusion of Liability and Indemnity

11.1

Notwithstanding any other provisions of this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such person constituting willful misfeasance, bad faith, or gross negligence on the part of the Investment Manager, or reckless disregard of its obligations and duties hereunder, the Investment Manager, including its managers, directors, officers, employees, members and agents, shall not be subject to any liability to the Fund, or to any director, officer, employee or member thereof, for any act or omission in the course of, or connected with, rendering services hereunder. Any person, even though also serving as a manager, director, officer, employee, member, partner, shareholder or agent of the Investment Manager or any affiliate of the Investment Manager, who may be or become a director, officer, employee or member of the Fund shall be deemed, when acting within the scope of his or her office with the Fund, to be acting solely for the Fund and not as a manager, director, officer, employee, member, partner, shareholder or agent of the Investment Manager or any affiliate of the Investment Manager.

11.2

The Fund shall, to the fullest extent permitted by law, indemnify and hold harmless the Investment Manager, its affiliates and any of their respective managers, directors, officers, employees, members, partners, shareholders and agents (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Investment Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its members to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Agreement.

11.3

The Investment Manager shall send to the Fund as soon as possible all claims, demands, summonses, writs and related documents which it receives from third parties and in respect of which it may be indemnified in this Agreement and shall give such assistance as the Fund may reasonably require in defending or resisting the same and the Investment Manager shall not admit liability or offer any settlement without the written consent of the Fund.

11.4	Notwithstanding the termination of this Agreement, the provisions of this Clause 11 shall continue in full force and effect.

12.	Resignation and Termination

12.1	This Agreement shall commence as of the date first set forth above.

12.2

This Agreement may be terminated without penalty: by either party upon sixty days’ written notice to the other party. This Agreement also may be terminated at any time, without penalty, by the vote of the holders of a majority of the outstanding voting securities of the Fund. This Agreement automatically terminates in the event the Fund is liquidated and the winding up of the Fund has been completed.

12.3

Unless terminated earlier pursuant to this Clause 12, this Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Board including a majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person (to the extent required by applicable law) at a meeting called for the purpose of voting on such approval.

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12.4

On termination of the appointment of the Investment Manager under the provisions of this Clause 12, the Investment Manager shall be entitled to receive all fees and other moneys accrued due for all periods prior to such effective termination and all expenses borne on behalf of the Fund prior to such time.

12.5	The provisions of Clauses 11 (Exclusion of Liability and Indemnity), 12.3 (Resignation and Termination), and this Clause 12.5 shall survive the termination of this Agreement.

13.	Force Majeure

No Party shall be liable to the other for any failure to fulfil its duties hereunder if and to the extent that such failure shall be caused by or directly or indirectly due to war damage, enemy action, any act of terrorism, the act of any government or other competent authority, riot, civil commotion, rebellion, storm, tempest, accident, fire, lock-out, strike, public health crisis, or other cause whether similar or not beyond the reasonable control of such Party.

14.	Counterparts

This Agreement may be executed in any number of counterparts by different Parties hereto on separate counterparts, including in electronic format, each of which when executed shall constitute an original, but all of which shall together constitute one and the same instrument.

15.	Entire Agreement

This Agreement and the Limited Liability Company Agreement contain the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract. Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. So far as permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

16.	Independent Contractor

For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Investment Manager.

17.	Miscellaneous Provisions

17.1

No failure on the part of either Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by laws.

17.2

This Agreement may be amended at any time by mutual consent of the Parties, provided that, to the extent required by applicable law (as modified by any exemptive orders, no-action letters, or other guidance thereunder), such consent on the part of the Fund shall have been approved by the vote of the majority of the Directors of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by the holders of a “majority of the outstanding voting securities” (as that term is defined in the 1940 Act) of the Fund.

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17.3

The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

17.4	The provisions of this Agreement are intended solely to benefit the Parties and the Indemnified Persons and shall not be construed as conferring any benefit upon any third parties.

18.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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In Witness Whereof, the Parties have entered into this Agreement as of the day and year first above written.

ARDIAN ACCESS LLC

By:
Name: Title:

ARDIAN ACCESS LLC, on behalf of [NAME OF SUBSIDIARY]

By:
Name:
Title:

ARDIAN ACCESS LLC, on behalf of [NAME OF SUBSIDIARY]

By:
Name:
Title:

ARDIAN US LLC

By:
Name:
Title:

Signature page

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Schedule A

The Fund shall bear all expenses incurred in the business of the Fund, as well as any taxes thereon, other than those specifically required to be borne by the Investment Manager pursuant to this Investment Management Agreement. Expenses to be borne by the Fund include, but are not limited to, the following (capitalized terms used but not defined below have the meanings given to them in the Limited Liability Company Agreement):

(1)

all expenses related to its investment program, including, but not limited to: (i) expenses borne through the Fund’s investments in the Underlying Funds and Co-Investment Vehicles, including, without limitation, any fees and expenses charged by the Underlying Fund and Co-Investment Vehicle managers among which the Fund deploys some or all of its assets (such as management fees, performance, carried interests, or incentive fees or allocations, monitoring fees, property management fees, and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments in Underlying Funds and Co-Investment Vehicles (whether or not consummated), and enforcing the Fund’s rights in respect of such investments; (iii) transfer taxes and premiums; (iv) all taxes withheld, including but not limited to taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); (vi) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees; (vii) out-of-pocket expenses incurred by the Investment Manager or any of its personnel for travel, meals, accommodations, or lodging in relation to the Fund and its Investments (including, but not limited to, any travel in connection with any such person’s role as a member of any committee of an Underlying Fund); (viii) all expenses incurred by the Investment Manager or any of its personnel relating to events, entertainment, or industry conferences in relation to the Fund and its activities, Investments or prospective Investments; (ix) all costs and expenses associated with creating, forming, developing, structuring, operating and winding-up direct or indirect administrative and other investment structures (including, for the avoidance doubt, any intermediate vehicles or wholly-owned subsidiaries of the Fund) formed for, or utilized by, the Fund to conduct any aspect of the Fund’s investment activities;

(2)

all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(3)	the management fee paid by the Fund to the Investment Manager in consideration of the advisory and other services provided by the Investment Manager to the Fund;

(4)

any distribution and/or service fees to be paid pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act and any sub-transfer agency, sub-accounting or other investor servicing fees or expenses;

(5)

all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

(6)	distributor costs;

S-1

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(7)

fees and expenses of the Directors not also serving in an executive officer capacity for the Fund or the Investment Manager and the fees and expenses of independent counsel thereto, and all costs and expenses of holding any meetings of the Board or Members that are regularly scheduled, permitted, or required to be held under the terms of this Agreement, the 1940 Act, or other applicable law, including any costs or expenses for travel, meals, accommodations, or lodging incurred by any meeting attendees in connection with such meetings;

(8)

the compensation of the Fund’s Chief Compliance Officer and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act;

(9)

the fees and disbursements of any attorneys, accountants, independent registered public accounting firms, and other consultants and professionals engaged on behalf of the Fund and the Independent Directors;

(10)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund or the Directors or the officers of the Fund;

(11)

all recordkeeping, custody, transfer agency, registration and similar fees and expenses incurred by the Fund and all brokerage and finders’ fees and commissions and discounts incurred by the Fund in connection with the Fund’s operations, activities, investments or business;

(12)

costs incurred in connection with tax filings, tax reporting or other investor reporting and preparing, printing and distributing reports and other communications, including repurchase offer correspondence or similar materials, to Members and potential investors, including information technology costs related thereto;

(13)

all charges for equipment or services used for communications between the Fund and any custodian, administrator, sub-administrator, transfer agent or other agent engaged by the Fund and any charges, expenses or fees, including subscription or licensing fees, for software, electronic solutions or online platforms or services used by the Fund or its service providers in connection with Fund operations;

(14)

fees of custodians, other service providers to the Fund, including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other Persons providing administrative services to the Fund;

(15)

all taxes, statutory fees or other governmental, administrative, legal, regulatory or other similar charges, if any, levied against or in respect of or in relation to the Fund or on its income or assets or in connection with its business or operations, including relating to compliance with any law, and compliance with any Fund-related agreements and agreements with investors;

(16)

any actual or potential audit, enquiry, assessment, examination, investigation or other proceeding by any taxing authority or incurred in connection with any governmental inquiry, investigation or proceeding, in each case, involving or otherwise applicable to the Fund, including the amount of any judgments, settlement, remediation, fines, interest, late interest and/or penalties paid in connection therewith and including advancement of any such amounts;

(17)

all borrowings related payments, including interest and fees incurred in connection with the negotiation and establishment of credit facilities, credit support, guarantees, swap or other relevant arrangements with respect to such borrowings or related to securing the same by mortgage, pledge, or other encumbrance, if applicable, or relating to hedging activities;

(18)

any actual or potential litigation, claim, mediation, arbitration or other disputes (including expenses incurred in connection with the investigation, prosecution, defense, judgment, award or settlement of litigation and the appointment of any agents for service of process) and other extraordinary expenses;

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(19)

indemnification or contribution obligations under the Fund’s organizational documents, including advanced payment of any such fees, costs or expenses to persons entitled to such indemnification, or other matters that are the subject of indemnification or contribution pursuant to the Fund’s organizational documents;

(20)	any activities with respect to protecting the confidential or non-public nature of any information or data, including confidential information;

(21)	costs incurred in connection with holding and/or soliciting proxies for a meeting of investors of the Fund;

(22)

expenses associated with the performance of any anti-money laundering and/or ‘know-your-customer’ checks reasonably required in connection with the evaluation and screening of an actual or potential transaction, and/or the admission of a prospective Member into the Fund;

(23)

expenses associated with any transfer of Units from a Member to any prospective Member, the admission of a substitute Member, or the permitted withdrawal or resignation of a Member, including but not limited to, any valuation, tax or legal expenses;

(24)

expenses associated with drafting, filing or transmitting any amendments, restatements, waivers, consents, approvals, or other modifications to agreements, organizational documents, offering documents, or other documents of the Fund or any of its intermediate vehicles or wholly-owned subsidiaries;

(25)	expenses associated with terminating, extending, winding up, liquidating, and/or dissolving the Fund or any of its intermediate vehicles or wholly-owned subsidiaries;

(26)	all other expenses incurred by the Fund in connection with the operation and administration of the Fund’s business;

(27)	such other types of expenses as may be approved from time to time by the Board.

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